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We have issued our reports dated February , accompanying the financial statements and schedules Riddell Sports, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

         GRANT THORNTON LLP (manually)

         Chicago, Illinois
         December 15, 1999